Exhibit 10.44

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Asterisks denote omissions.

LICENSE AGREEMENT

THIS AGREEMENT, dated as of April 7th, 2003 (the “Effective Date”), is between Infinity Pharmaceuticals, Inc., a Delaware corporation, having a business address of 780 Memorial Drive, Cambridge, MA 02139, and Discovery Partners International, Inc., a Delaware corporation, having a business address of 9640 Towne Centre Drive, San Diego, California 92121.

WHEREAS, DPI owns and controls certain intellectual property related to radio frequency tagging;

WHEREAS, Infinity uses and seeks to continue to use radio frequency technology in connection with its chemical compound synthesis and drug discovery programs; and

WHEREAS, DPI and Infinity believe they would benefit by entering into an agreement whereby DPI grants Infinity a license under certain DPI Patent Rights.

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions

As used in this Agreement, the following terms have the following meanings:

1.1.1 “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more other intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.

1.1.2 “Agreement” means this Agreement and all schedules attached to this Agreement, in each case as they may be amended or supplemented from time to time, and the expressions “hereof, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this agreement; and unless otherwise indicated, references to Articles, Sections and Schedules are to Articles, Sections and Schedules in this Agreement.

1.1.3 “Confidential Information” means any and all information of a Party or any of its Affiliates which is maintained as confidential by the Party or its Affiliates, including:

a. information relating to the business or affairs of the Party or its Affiliates, including internal personnel and financial information, purchasing and internal cost information, forecasts and forecast assumptions and volumes, future plans and potential strategies, financing, acquisition, production, development and distribution agreements and budgets and investment opportunities and structures, product information, marketing and development plans and agreements, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, contracts and their contents, business plans and business deals with vendors and customers, vendor names and other vendor information, customer links and names and data provided by customers and the type, quality and specifications of products and services purchased, leased, licensed or received by customers;

b. information relating to Intellectual Property Rights (including patents, copyrights, trademarks, topographies, know-how and trade secrets), including developments, inventions, designs, works of authorship, improvements and ideas, whether or not patentable or copyrightable, including the nature of the intellectual property, production, technical data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights;

c. documents, working papers, notes, observations, summaries, explanations, or other material prepared by any Person and derived from the Confidential Information, but only to the extent such material directly includes Confidential Information of the Party and not information of the other Person;

d. the existence, and the terms and conditions, of this Agreement;

e. information marked or otherwise identified as confidential, restricted, secret or proprietary; and

f. information acquired by inspection or oral disclosure if such information has been identified as confidential at the time of disclosure or inspection and said information is reduced to writing within 60 days after the disclosure or inspection.

1.1.4 “Control” means the possession of the power to direct the management and policies of a Person whether through ownership of voting securities, by contract or otherwise, and the words “Controls”, “Controlled by” and similar words have corresponding meanings; provided that the ownership of 50% or more of the equity or voting securities of a corporation shall be deemed to constitute Control of the corporation.

1.1.5 “DPI” means Discovery Partners International, Inc. and, where the context requires, its Affiliates.

1.1.6 “DPI Patent Rights” means rights held by DPI under any and all of the following patents and patent applications, as well as any continuing application (a continuation-in-part application shall only be included to the extent its claims were contained in the prior applications) that claims priority from a pending application listed herein, and any patent that issues from a pending or continuing application, any corresponding foreign application or patent, and any re-examined or reissued patent, and any future DPI patent or patent application which has claims directed to or which covers the Licensed Products:

Issued Patents	Currently Pending Applications
[**]	[**]

[**]	[**]

[**]	[**]

[**]

[**]

[**]

[**]

[**]

[**]

[**]

1.1.7 “Effective Date” shall be as defined in the preamble hereto.

1.1.8 “Expiration Date” means the expiration date of the last to expire of the patents and patent applications within the DPI Patent Rights.

1.1.9 “Field” means the use of radio frequency tagging for the development and/or production (synthesis) of organic chemical compounds in connection with Infinity’s chemical compound synthesis and drug discovery programs.

1.1.10 “Infinity” means Infinity Pharmaceuticals, Inc., a Delaware corporation, and where the context requires, its Affiliates

1.1.11 “Intellectual Property Rights” means any right provided to a Party under: (a) patent law (including the DPI Patent Rights in the case of DPI, and Improvements and right to file patents); (b) copyright law; (c) trademark law; (d) design patent or industrial design law; (e) any other statutory provision or common law principle that may provide a right in either (i) ideas, formulae, algorithms, concepts, inventions, know-how or Improvements, or (ii) the expression of such ideas, formulae, algorithms, concepts, inventions, know-how or Improvements; and (f) any and all applications, registrations, licenses, sub-licenses, franchises, agreements or any other evidence of a right in any of the foregoing.

1.1.12 “License” means the license granted by DPI to Infinity pursuant to this Agreement.

1.1.13 “Licensed Products” means any organic chemical compound developed and/or synthesized by using a means or mechanism or any other process that infringes upon at least one valid claim in an issued patent or a claim in a pending application within the DPI Patent Rights.

1.1.14 “Losses” shall be as defined in Section 7.1.

1.1.15 “Notice of Default” shall be as defined in Sections 8.2 and 8.3.

1.1.16 “Party” means a party to this Agreement.

1.1.17 “Person” means any individual, partnership, limited partnership, syndicate, sole proprietorship, company or corporation with or without share capital, limited liability company, joint stock company, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity, howsoever designated or constituted.

1.1.18 “Termination Date” means the first to occur of (i) the Expiration Date and (ii) an earlier date on which a Party terminates this Agreement pursuant to the terms hereof.

1.2 Construction

Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean “including without limitation”. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively. All references herein to dollar amounts shall mean United States Dollars. The inclusion of headings in this Agreement is for convenience of reference only and shall not affect the construction or interpretation of any provision.

ARTICLE 2

LICENSE AND ROYALTIES

2.1 License

Subject to the terms and conditions of this Agreement, DPI hereby grants to Infinity a non-exclusive, worldwide license until the Termination Date under the DPI Patent Rights to use the Licensed Products solely in the Field. Upon royalty payments totaling one hundred thousand dollars ($100,000) from Infinity to DPI, the granted License shall convert to a fully paid-up, perpetual world-wide license.

2.2 No Right to Sublicense

2.2.1 Infinity shall not have the right to sublicense any or all of the DPI Patent Rights licensed to Infinity hereunder.

ARTICLE 3

INTELLECTUAL PROPERTY; COMPLIANCE WITH LAW

3.1 Trademarks

No right is granted to a Party to use any trademarks of the other Party (including its Affiliates) except as expressly permitted in this Agreement.

3.2 Non-Alteration

Infinity acknowledges and agrees that, except as otherwise specifically provided herein, DPI retains all of its right, title and interest in the DPI Intellectual Property Rights: and DPI acknowledges and agrees that, except as otherwise specifically provided herein, Infinity retains all of its rights, title and interest in the Infinity Intellectual Property Rights.

3.3 Validity and Enforceability

Infinity shall not at any time during or after the term of this Agreement assert any claim or interest in, or intentionally do anything that may adversely affect the validity or enforceability of, the DPI Patent Rights.

3.4 Release

DPI hereby releases Infinity and its Affiliates, officers, directors, agents, and employees from all claims, demands, and rights of action that DPI may have on account of any alleged infringement of any DPI Patent Rights that might have occurred prior to the Effective Date. This Agreement is intended to and shall settle all disputes or claims, or possible disputes or claims, between the Parties with respect to DPI Patent Rights, whether known or unknown, that have been or could have been asserted based upon the facts and circumstances disclosed by Infinity to DPI.

ARTICLE 4

PAYMENTS

4.1 Payment of Royalty

Infinity shall make the following payments to DPI:

a. $[**] upon execution of this Agreement; and,

b. $[**] on or before December 15, 2003.

4.2 DPI Preferred Customer Discount to Infinity

During 2003, DPI shall offer Infinity a discount that can be applied towards any products and/or services ordered by Infinity from DPI. The maximum total of the discount shall not exceed $[**]. The discount shall be applied at a rate of [**]% from DPI’s ordinarily applied rate or fees and Infinity shall not be entitled to a discount amount in excess of the cash payments made then to date in Section 4.1, however, Infinity has the option to make the payments described in 4.1 (b) earlier than otherwise required in order to receive the benefit of the discount.

ARTICLE 5

CONFIDENTIAL INFORMATION

5.1 Obligation to Keep Confidential

Except as set forth in Section 5.5, each Party shall keep, and shall cause its Affiliates, directors, officers, employees, representatives, agents and financiers to keep, the Confidential Information of the other Party confidential, and shall not disclose or permit to be disclosed, the Confidential Information of the other Party to any Person except to such of its Affiliates, directors, officers, employees, representatives, agents and financiers with a need to know in the normal course of their work. Each Party agrees to take reasonable steps (including those steps that it takes to protect its own information, data or other tangible or intangible property that it regards as confidential) to ensure the confidentiality of the Confidential Information of the other Party.

5.2 Use of Confidential Information

Each Party shall not, nor shall it permit any Person to whom disclosure is permitted, to use, sell, rent, lease, transfer, encumber, pledge, reproduce, publish, transmit, translate, modify, disassemble or otherwise use any Confidential Information of the other Party except in relation to the performance of its obligations pursuant to this Agreement.

5.3 Unauthorized Disclosure

Each Party shall notify, in writing, the other Party of the existence of any unauthorized possession or use of the Confidential Information of the other Party promptly after discovery of any unauthorized disclosure, possession or use of such Confidential Information by any Person, and of the circumstances surrounding such unauthorized disclosure, possession or use. Each Party shall cooperate with the other Party, at such other Party’s expense (unless the first Party was at fault for the unauthorized disclosure, in which case at such first Party’s expense), to stop such unauthorized disclosure, possession or use.

5.4 Return of Confidential Information

Upon Termination, if requested, each Party shall return to the other Party all documents and other material containing Confidential Information of the other Party.

5.5 Permitted Disclosure

The provisions of Sections 5.1 through 5.4 shall not apply to information that:

5.5.1 is in the public domain other than as a consequence of a breach of the obligations contained in this Agreement to maintain the confidentiality of Confidential Information;

5.5.2 is known by a Party prior to the disclosure of the information to that Party by the other Party;

5.5.3 is independently developed by a Party without any use of or reference to the Confidential Information of the other Party and without breach of the obligations contained in this Agreement where such independent development can be established by evidence that would be acceptable to a court or other government authority of competent jurisdiction; or

5.5.4 has been received by a Party from a third party who is not subject to confidentiality obligations similar to the confidentiality obligations contained in this Agreement.

Notwithstanding anything to the contrary herein, each Party may disclose to its customers, investors, shareholders, Affiliates and permitted assigns and sublicensees the scope of the License.

5.6 Court Orders

In the event that a Party or other Person to whom Confidential Information is provided as permitted by this Agreement receives notice indicating that it may or shall be legally compelled to disclose any of the Confidential Information of the other Party, or it is otherwise subject to disclosure under law or governmental rule, it shall provide the other Party with advance notice (except where impracticable for necessary disclosures, in which case notice shall be given as soon as practicable) so the other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained for whatever reason, or that the other Party waives compliance with the provisions of this Agreement, such compelled Person shall furnish only that portion of such Confidential Information in respect of which it is advised by written opinion of counsel that it is required to disclose. In no event shall a Party’s disclosure of Confidential Information disclosed to it by the other Party, made under court order, rule, or law, but in the absence of a waiver of compliance with the provisions of this Agreement by the other Party, be deemed a breach of this Agreement by the Party making the necessary disclosure.

ARTICLE 6

WARRANTIES, INSURANCE AND LIMITATION

6.1 Warranties

6.1.1 By DPI. DPI represents and warrants to Infinity that as of the Effective Date:

a. to its knowledge, it has the full right and authority to grant the License and to enter into and fully perform this Agreement; and,

b. DPI is not a party to any agreement, contract, instrument, or document that would in any way prevent DPI from granting the rights granted by this Agreement or from performing all its obligations under this Agreement.

6.1.2 By Infinity. Infinity represents and warrants to DPI that as of the Effective Date:

a. it has the full right and authority to enter into and fully perform this Agreement;

b. neither Infinity nor any of its Affiliates is a Party to any agreement, contract, instrument, or document that would in any way prevent Infinity from performing all its obligations under this Agreement;

c. Infinity is not insolvent or unable to pay its liabilities as they become due;

d. Infinity is not a Party to any proceedings, involuntary or voluntary, under bankruptcy laws or similar legislation for the relief of debtors, nor proceedings to make an assignment for the benefit of its creditors generally, nor in proceedings for dissolution or winding-up (other than by way of voluntary winding-up or dissolution for the purposes of amalgamation or reconstruction), nor has a receiver, manager or receiver-manager been appointed in respect of any or all of its undertaking or assets;

e. Infinity is not aware of any claim asserted, pending or threatened against it or DPI alleging that the Licensed Products or the DPI Patent Rights infringe the intellectual property rights of any other Person; and

f. Infinity agrees as a continuing obligation not to use, and to cause its Affiliates not to use, any DPI Patent Rights at any time hereafter, except as permitted by the License or applicable law.

6.2 Disclaimer

Except as expressly set out in this Agreement, DPI and Infinity disclaim all warranties and conditions, whether express or implied, including any warranty or condition as to suitability, merchantability, or fitness for use, and under the United Nations Convention on Contracts for the International Sale of Goods, with respect to the Licensed Products or any good or product subject to the Intellectual Property Rights. The entire risk as to the results and performance of any products made by Infinity or on its behalf based upon the DPI Patent Rights is assumed by Infinity. Except as set forth in Section 6.1, DPI and Infinity specifically do not make any representations or warranties, express or implied, concerning the patentability of the DPI Patent Rights, the validity of any patent, the scope of any patent claim, or whether the exercise of the rights licensed under this Agreement shall or shall not result in infringement of any patent.

ARTICLE 7

INDEMNIFICATION

7.1 Indemnification

Infinity and DPI each respectively agrees to indemnify, defend and hold the other (and each of their directors, officers, employees, Affiliates, successors and permitted assigns) harmless for, from and against any and all losses, liabilities, damages, claims, disputes, proceedings, costs or expenses (including interest and reasonable attorneys’ fees) (“Losses”) based upon, arising out of or otherwise in respect of the exercise of its rights, or the satisfaction of its obligations, under this Agreement, but excluding any Losses based upon, arising out of or otherwise in respect of the negligence or intentional misconduct of the other Party.

7.2 Procedure for Indemnification

In the event that any indemnified Person shall incur (or anticipate that it may incur in the case of third party claims) any Losses in respect of which indemnity may be sought by such Person pursuant to this Article 7, the indemnified Person shall notify the indemnifying Party promptly; provided, however, that any delay or failure to notify an indemnifying Party of any claim shall not relieve it from any liability except to the extent that the indemnifying Party demonstrates that it was prejudiced by such delay or failure to notify. In the case of third party claims, the indemnified Person shall assume the defense of the claim and the indemnifying Party may participate, at its own expense, in such defense. Notwithstanding the foregoing, the indemnified Person shall not compromise or settle any third party claim without the prior written consent of the indemnifying Party, which consent shall not unreasonably withheld or delayed. The Parties agree to negotiate in good faith any dispute which arises concerning a claim hereunder which does not involve a third party claim or in the event that there is any other dispute relating to indemnification.

7.3 Nothing contained in Article 7 is intended to alter, affect or waive any rights or remedies either Party may have against the other at law or in equity.

ARTICLE 8

TERM AND TERMINATION

8.1 Term

This Agreement shall be effective as of the Effective Date and shall terminate on the Expiration Date, unless terminated earlier as permitted by this Agreement. If the Termination Date is the Expiration Date, the License shall convert into a fully paid-up, perpetual, worldwide license, unless already converted as provided in Section 2.1.

8.2 Early Termination by DPI

DPI shall have the right to terminate this Agreement before the Expiration Date:

a. upon the occurrence of a material breach of this Agreement by Infinity (including Infinity’ use of the DPI Patent Rights beyond the scope of the License), provided that if the breach is capable of being cured, Infinity has not cured the breach within 30 days after written notice of the breach (“Notice of Default”) from DPI; or

b. if, prior to full payment, Infinity is adjudged bankrupt or insolvent or files a voluntary petition under any bankruptcy or insolvency or similar legislation for the relief of debtors; or enters into any arrangement, composition or compromise with, or makes an assignment for the benefit of its creditors generally, or if any proceedings for dissolution or winding-up are commenced (other than by way of voluntary winding-up or dissolution for the purposes of amalgamation or reconstruction), or a receiver, manager or receiver-manager or similar officer is appointed for Infinity or in respect of any or all of its undertaking or assets which proceedings or whose appointment is not vacated or discharged within 30 days.

8.3 Early Termination by Infinity

Infinity shall have the right to terminate this Agreement before the Expiration Date:

a. upon the occurrence of a material breach of this Agreement by DPI, provided that if the breach is capable of being cured, DPI has not cured the breach within 30 days after written notice of the breach (“Notice of Default”) from Infinity; or

b. if DPI is adjudged bankrupt or files a voluntary petition under any bankruptcy or similar legislation for the relief of debtors, or makes an assignment for the benefit of its creditors generally, or if any proceedings for dissolution or winding-up are commenced (other than by way of voluntary winding-up or dissolution for the purposes of amalgamation or reconstruction), or a receiver, manager or receiver-manager is appointed in respect of any or all of its undertaking or assets which proceedings or whose appointment is not vacated or discharged within 30 days.

8.4 Bankruptcy

If an event occurs that would permit DPI or Infinity to terminate this Agreement pursuant to Section 8.2(b) or 8.3(b), respectively, but DPI or Infinity, as applicable, elects not to terminate or is prevented from terminating this Agreement, then notwithstanding anything in this Agreement to the contrary, the Party which is not the insolvent Party shall not be required to deliver any goods or service to the other Party hereunder.

8.5 Result of Termination

8.5.1 Upon the termination or expiration of this Agreement:

a. the License shall immediately terminate and Infinity’ rights under the License shall terminate; and

b. the following provisions (or portions of provisions) of this Agreement shall survive termination: Articles 3, 5, 7 and 9; and Sections 6.2 and 8.5.

8.5.2 Termination of this Agreement shall not limit either Party from pursuing any other remedies available to it, including injunctive relief.

ARTICLE 9

GENERAL

9.1 Public Notices

No press release or other announcement concerning the matters contemplated by this Agreement shall be made by either Party, without the prior written consent of the other Party (such consent not to be unreasonably withheld or delayed).

9.2 Assignment

Neither Party may assign this Agreement except upon the prior written consent of the other Party. In the event that Infinity is acquired, written consent is not required for the license to be assigned to the acquiring party.

9.3 Notices

Any notice or other communication required or permitted to be given must be in writing and may be given by any means, including mail service, rush delivery service, facsimile,

electronic communication, or hand-delivery. Any notice sent by facsimile or electronic communication shall be deemed to have been received on the business day following the sending. Any notice sent by other means shall be deemed to have been received at the time it is delivered to the applicable address noted below, either to the individual designated below or to an individual at such address having apparent authority to accept deliveries on behalf of the addressee. Notice of change of address shall also be governed by this Section 9.3 but shall only be effective on actual delivery. Notices and other communications shall be addressed as follows:

if to DPI:

Discovery Partners International, Inc.

9640 Towne Center Drive

San Diego, California 92121

Attention: Chief Financial Officer

Telecopier No.: 953-546-3081

if to Infinity:

Infinity Pharmaceuticals, Inc

780 Memorial Drive

Cambridge, MA 02139

Attention: Director, Technology Licensing

Telecopier No: 617-453-1001

9.4 Time of the Essence

Time is of the essence of this Agreement.

9.5 Further Assurances

Each Party shall promptly do, make, execute or deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Party may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use commercially reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

9.6 Invalidity of Provision

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of the prohibition or unenforceability without invalidating the remaining provisions and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. For any provision so severed there shall be deemed substituted a like provision to accomplish the intent of the Parties as closely as possible to the provision as drafted, as determined by any court or arbitrator having jurisdiction over any relevant proceedings, to the extent permitted by the applicable law.

9.7 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

9.8 Consent to Jurisdiction

Each Party irrevocably submits to the non-exclusive jurisdiction of the Federal and State Courts located in New York, New York, for the purposes of any suit, action or other proceeding arising out of this Agreement. Each Party further agrees that service of any process, summons, notice or document by United States certified or registered mail to such Party’s address set forth in Section 9.3 shall be effective service of process in any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Federal and State Courts located in New York, New York, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

9.9 Remedies

Each Party agrees that if the other Party shall breach this Agreement, the other Party shall not be liable for consequential, exemplary, incidental, punitive or special damages.

9.10 Entire Agreement, Waiver

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof. There are no warranties, conditions, or representations (including any that may be implied by statute) and there are no agreements in connection with such subject matter except as specifically set forth or referred to in this Agreement. No reliance is placed on any warranty, representation, opinion, advice or assertion of fact made by any Party or its directors, officers, employees, representatives or agents, to the other Party or its directors, officers, employees, representatives or agents, except to the extent that the same has been reduced to writing and included as a term of this Agreement. Accordingly, there shall be no liability, either in tort or in contract, assessed in relation to any such warranty, representation, opinion, advice or assertion of fact, except to the extent aforesaid.

9.11 Waiver of Jury Trial

Each Party hereby waives, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. Each Party hereby agrees and consents that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the Parties may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

9.12 Relationship of Parties

The Parties intend that the relationship created between them by this Agreement be that of independent contractors. This Agreement is not to be construed as creating any partnership, principal-agent, master-servant, joint venture or similar relationship between the Parties. All rights, duties, obligations and liabilities of the Parties shall be separate, individual and several and not joint or joint and several. Neither Party has any authority to, nor shall it hold itself out as having authority to, nor shall it, enter into any contract or commitment in the name of or on behalf of the other Party nor shall either Party bind or obligate the other in any respect whatsoever other than as specifically permitted by this Agreement.

9.13 Counterparts

This Agreement may be signed in counterparts. Each counterpart shall constitute an original document and the counterparts, taken together, shall constitute one and the same instrument. A Party may evidence its execution and delivery of this Agreement by signing and faxing this Agreement to the other Party and promptly thereafter mailing the signed original of this Agreement to the other Party.

IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the day and year first above written.

INFINITY PHARMACEUTICALS, INC.

By:	/s/ Robert Millman

Name:	Robert Millman
Title:	Chief Patent Counsel/Associate General Counsel
Date:	April 7, 2003

DISCOVERY PARTNERS INTERNATIONAL, INC.

By:	/s/ Craig Kussman

Name:	Craig Kussman
Title:	Chief Financial Officer
Date:	April 4, 2003